Exhibit 6.6

Loan Agreement

Borrower:	BRIX REIT, INC., a Maryland corporation

Address:	3090 Bristol Street, Suite 550, Costa Mesa, CA 92626

Date:	April 30, 2019

THIS LOAN AGREEMENT is entered into on the above date between Pacific Mercantile Bank (“Lender”), whose address is 949 South Coast Drive, 3rd Floor, Costa Mesa, CA 92626, and the borrower(s) named above (jointly and severally, the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.) This Agreement amends, restates, replaces and supersedes, in their entirety, that certain Business Loan Agreement dated April 11, 2018 between Lender and Borrower and that certain Promissory Note dated February 20, 2018 by Borrower in favor of Lender (collectively, the “Prior Loan Agreement”). This Agreement does not constitute a novation of the Prior Loan Agreement but, rather, an amendment and continuation thereof. Without limitation on the generality of the foregoing, Borrower and Lender acknowledge and agree that Loans (or loans) and Advances (or advances) (as those terms are used in the Prior Loan Agreement) made by Lender pursuant to the Prior Loan Agreement shall be deemed “Loans” hereunder.

1.       LOANS.

1.1 Loans. Lender will make loans to Borrower (the “Loans”), in amounts not to exceed the limits shown on the Schedule (the “Credit Limit”), subject to the provisions of this Agreement and subject to deduction of such Reserves as Lender deems proper from time to time in its Good Faith Business Judgment.

1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the interest rate shown on the Schedule. Accrued interest shall be payable monthly for each month on the first day of the following month, and shall be debited to Borrower’s Deposit Account maintained with the Lender designated by Borrower (or as selected by Lender in the absence of such a designation). Borrower shall at all times maintain sufficient funds in said Deposit Account to enable payment of all interest and other sums to be so paid to Lender by such debit.

1.3 Overadvances. If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations exceeds the Credit Limit (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Lender, without notice or demand. Without limiting Borrower's obligation to repay to Lender the amount of any Overadvance, Borrower agrees to pay Lender interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

1.4 Fees. Borrower shall pay Lender the fees shown on the Schedule, which are in addition to all interest and other sums payable to Lender and are not refundable.

1.5 Loan Requests. To obtain a Loan, Borrower shall make a request to Lender, as further described in the Schedule. Lender may rely on any request for a Loan given by a person whom Lender believes is an Authorized Person (as set forth on the Schedule), and Borrower will indemnify Lender for any loss Lender suffers as a result of that reliance.

Pacific Mercantile Bank	Loan Agreement

1.6       Conditions. The making of the first disbursement of any Loan is subject to the satisfaction of the following conditions precedent, which Borrower agrees to satisfy within two Business Days after the date hereof: (i) [Intentionally Omitted], (ii) all documents relating to this Agreement have been executed and delivered, (iii) Lender has confirmed to its satisfaction that there has been no Material Adverse Change since the date of the last financial statements provided to Lender prior to the date hereof, (iv) [Intentionally Omitted], (v) no Default or Event of Default has occurred and is continuing, and (vi) all other matters relating to the Loans have been completed to Lender’s satisfaction.

2. [Intentionally Omitted].

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce Lender to enter into this Agreement and to make Loans, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true (except to the extent that such representation or warranty relates to a particular date), and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:

3.1 Corporate Existence and Authority. Borrower is, and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would reasonably be expected to result in liability on the part of Borrower in excess of $10,000. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are not subject to any consents, which have not been obtained, (iii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iv) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument, which is binding upon Borrower or its property, and (v) do not constitute grounds for acceleration of any indebtedness or obligations in excess of $50,000 in the aggregate, under any agreement or instrument which is binding upon Borrower or its property.

3.2 Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Schedule are all prior names of Borrower and all of Borrower’s present and prior trade names, as of the date hereof. Borrower shall give Lender 30 days' prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name.

3.3 Place of Business. As of the date hereof, the address set forth in the heading to this Agreement is Borrower's chief executive office. In addition, as of the date hereof, Borrower has places of business only at the locations set forth in the Schedule. Borrower will give Lender at least 30 days prior written notice before opening any additional place of business or changing its chief executive office, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $50,000 fair market value of equipment and inventory is located.

3.4 Negative Pledge; Deposit Accounts.

(a)       Borrower’s assets now are and will remain free and clear of any and all Liens and adverse claims, except for Permitted Liens.

(b)       Borrower has set forth in the Schedule all of Borrower’s Deposit Accounts as of the date hereof.

3.5 Notification of Loss. Borrower will immediately advise Lender in writing of any loss or damage to any of its assets exceeding $100,000.

3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address books and records, which are complete and accurate in all material respects, and comprise an accounting system in accordance with GAAP.

3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with GAAP, and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated (except for non-compliance with FAS 123R in monthly financial statements, and, in the case of interim financial statements, for the lack of footnotes and subject to year-end adjustments). Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Change.

Pacific Mercantile Bank	Loan Agreement

3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Lender in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of Borrower’s assets. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency. Borrower shall concurrently execute and deliver to Lender an IRS Form 8821, Tax Information Authorization, and Borrower shall maintain the same in full force and effect throughout the term of this Agreement.

3.9 Compliance with Law.

(a) Borrower has, to the best of its knowledge, complied, and will in the future comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters, except where the failure to do so would not reasonably be expected to result in liability on the part of Borrower in excess of $100,000. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to result in liability on the part of Borrower in excess of $100,000.

(b) Borrower is not in violation and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC or as otherwise published from time to time. Neither Borrower, nor to the knowledge of Borrower, any director, officer, employee, agent, affiliate or representative thereof, (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has its assets located in a Sanctioned Entity, (iii) derives revenues from investments in, or transactions with a Sanctioned Person or a Sanctioned Entity or (iv) is owned or controlled by a Sanctioned Entity or a Sanctioned Person.

(c) Borrower is in compliance with, and will continue to comply with, all applicable Anti-Terrorism Laws. Borrower does not deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs. Borrower is not any of the following (each a “Blocked Person”): (i) a Person that is prohibited pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC’s list of Specially Designated Nationals and Blocked Persons; (ii) a Person that is owned or controlled by, or that owns or controls any Person described in (i) above; or (iii) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(d) Borrower shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224, (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act, or any other Anti-Terrorism Law, and the Borrower shall deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming Borrower’s compliance with this Section, (iv) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or the European Union including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (v) engage in any business or activity in violation of the Trading with the Enemy Act.

3.10 Litigation. As of the date hereof, there is no claim, suit, litigation, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) involving any claim against Borrower of more than $50,000. Borrower will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any claim against Borrower of more than $50,000.

Pacific Mercantile Bank	Loan Agreement

3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for Borrower’s ordinary course business operations. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

3.12 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

4. [INTENTIONALLY OMITTED].

5. ADDITIONAL DUTIES OF BORROWER.

5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2 Insurance. Borrower shall, at all times insure its tangible assets and carry such other business insurance, with insurers reasonably acceptable to Lender, as may be legally required, are reasonable and are customary and in accordance with standard practices for Borrower’s industry and locations. At Lender’s request, Borrower shall provide evidence of such insurance to Lender. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower's expense.

5.3 Reports. Borrower, at its expense, shall provide Lender with the written reports set forth in the Schedule, and such other written reports with respect to Borrower as Lender shall from time to time specify in its Good Faith Business Judgment.

5.4 Access to Assets, Books and Records. At reasonable times, and on one Business Day’s notice, Lender, or its agents, shall have the right to inspect Borrower’s assets, and the right to audit and copy Borrower's books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be Lender’s then current standard charge for the same, plus reasonable out-of-pocket expenses (including without limitation any additional costs and expenses of outside auditors retained by Lender).

5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Lender's prior written consent (which shall be a matter of its Good Faith Business Judgment), do any of the following:

(i) merge or consolidate with another corporation or entity, except that a Borrower may merge into another Borrower with ten Business Days prior written notice to Lender;

(ii) acquire any assets, except in the ordinary course of business;

(iii) enter into any other transaction outside the ordinary course of business;

(iv) sell or transfer any assets, except for (A) the sale of finished inventory in the ordinary course of Borrower's business, (B) the sale of obsolete equipment in the ordinary course of business, in an amount not more than $50,000 in any fiscal year, and (C) non-exclusive licenses of intellectual property in the ordinary course of business;

(v) store any assets with any warehouseman or other third party, unless there is in place an agreement by such warehouseman or other third party in favor of Lender in such form as Lender shall specify in its Good Faith Business Judgment;

(vi) [intentionally omitted];

(vii) make any loans of any money or other assets or any other Investments, other than Permitted Investments;

(viii) create, incur, assume or permit to be outstanding any Indebtedness other than Permitted Indebtedness;

(ix) guarantee or otherwise become liable with respect to the obligations of another party or entity, except for (i) guaranties or indemnities by Borrower of the obligations of a Single-Purpose Subsidiary to its mortgage lender limited to (a) damages or loss suffered by such mortgage lender arising from certain customary “carve out” obligations, including without limitation, the gross negligence or fraud of such Single-Purpose Subsidiary, commission of waste, mechanics’ liens, breach of environmental representations, warranties  and covenants pertaining to hazardous substances, failure to apply rental income to the operation of the mortgaged property, failure to pay property taxes or failure to maintain required insurance, and (b) repayment of the mortgage loan if there is an unpermitted change of ownership of any part of the real property owned by the Single-Purpose Subsidiary securing the mortgage loan or in the ownership of the Single-Purpose Subsidiary, if there is a bankruptcy of the Single-Purpose Subsidiary, or if such mortgage lender’s right to recourse to the mortgaged property is prejudiced by Borrower, the Single-Purpose Subsidiary, or any other party liable for the mortgaged loan, and (ii) customary environmental indemnity agreements by Borrower in favor of a mortgage lender to a Single-Purpose Subsidiary pertaining to the mortgaged property;

(x) [intentionally omitted];

Pacific Mercantile Bank	Loan Agreement

(xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock or other equity securities;

(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or become an “investment company” within the meaning of the Investment Company Act of 1940;

(xiii) directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, and are on fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or

(xiv) reincorporate or reorganize in another state;

(xv) change its fiscal year;

(xvi) create a Subsidiary except for Single-Purpose Subsidiaries created in the ordinary course of business;

(xvii) dissolve or elect to dissolve, except that a Borrower which is a wholly-owned Subsidiary of another Borrower may dissolve, with ten Business Day prior written notice to the Lender, if all of its assets are distributed to the Borrower which owns 100% of its stock; or

(xviii) agree to do any of the foregoing, unless such agreement provides that it is subject to the prior written consent of Lender.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default has occurred and is continuing, or would occur as a result of such transaction.

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Lender relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7 Notification of Changes. Borrower will give Lender written notice of any change in its executive officers within ten days after the date of such change.

5.8 [Intentionally Omitted].

5.9 [Intentionally Omitted].

5.10 Further Assurances. Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may, in its Good Faith Business Judgment, deem necessary or useful in order to fully consummate the transactions contemplated by this Agreement.

6. TERM.

6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Sections 6.2 and 6.3 below.

6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective 20 days after written notice of termination is given to Lender; or (ii) by Lender at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.

6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that Lender may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Lender, nor shall any such termination relieve Borrower of any Obligation to Lender, until all of the Obligations have been paid and performed in full.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Lender immediate written notice thereof:

(a) Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

Pacific Mercantile Bank	Loan Agreement

(b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or

(c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or

(d) Borrower shall fail to comply with any non-monetary Obligation (i) which by its nature cannot be cured or (ii) which by its nature can be cured but is similar to an Obligation with respect to which Lender has given Borrower notice of failure of compliance within the preceding 12 months; or

(e) Borrower shall fail to perform any other non-monetary Obligation, and as to any such failure that can be cured, shall fail to cure such failure within 10 Business Days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if such failure cannot by its nature be cured within the 10 Business Days period or cannot after diligent attempts by Borrower be cured within such 10 Business Days period, and such failure is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 60 days) to attempt to cure such failure, and within such reasonable time period the failure to have cured such failure shall not be deemed an Event of Default but no Loans will be made; or

(f) any material assets of Borrower become subject to any Lien (other than a Permitted Lien) which is not cured within ten Business Days after the occurrence of the same; or

(g) any material assets are attached, seized, subjected to a writ or distress warrant, or is levied upon, and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten Business Days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a Lien on any of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency;

(h) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(i) a default or event of default shall occur under any documents or agreements evidencing or relating to any Permitted Indebtedness which is not cured within any applicable cure period.

(j) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or

(k) a final, judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $100,000 shall be rendered against Borrower, and the same remain unsatisfied and unstayed for a period of 10 Business Days or more; or

(l) Dissolution, termination of existence, temporary or permanent suspension of business, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any Insolvency Proceeding by Borrower; or

(m) the commencement of any Insolvency Proceeding against Borrower or any Guarantor, which is not cured by the dismissal thereof within 45 days after the date commenced; or

(n) revocation or termination of, or limitation or denial of liability upon, or default under, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of any Insolvency Proceeding by any Guarantor, or death of any Guarantor; or

(o) revocation or termination of, or limitation or denial of liability upon, or default under, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of any Insolvency Proceeding by or against any such third party; or

(p) Borrower makes any payment on account of any Subordinated Debt, other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits its subordination agreement; or

(q) a Change in Control shall occur; or

(r) an Event of Default shall occur under any agreement to which any one or more of the following are parties with or in favor of Lender: RW Holdings NNN REIT, Inc., Rich Uncles NNN LP, LLC, Rich Uncles NNN Operating Partnership, LP, or BrixInvest, LLC; or

Pacific Mercantile Bank	Loan Agreement

(s) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(t) Any director, officer, or owner of 20% or more of the issued and outstanding common stock of Borrower is indicted for a felony offense under state or federal law and, as to a director or an officer, such director or officer is not terminated by Borrower within thirty (30) days after Borrower has actual knowledge of such indictment, or Borrower hires an officer or has a director who has been convicted of any such felony offense, or a Person becomes an owner of at least 20% of the issued and outstanding common stock of Borrower who has been convicted of any such felony offense; or

(u) a Material Adverse Change shall occur.

Lender may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation (except that all Obligations shall be automatically accelerated and due and payable upon the commencement of any Insolvency Proceeding by Borrower or any Event of Default under Section 7.1(m)); (c) demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto; (d) set off any of the Obligations against any general, special or other Deposit Accounts of Borrower maintained with Lender; and (e) exercise any and all rights and remedies of Borrower, whether by contract, law, equity or otherwise. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Lender's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional six percent per annum (the “Default Rate”).

7.3 [Intentionally Omitted].

7.4 [Intentionally Omitted].

7.5 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Lender’s other rights and remedies, Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but Lender agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) pay any sums required on account of Borrower's taxes or to secure the release of any Liens therefor, or both; (b) instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; and (c) take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Lender's rights under the foregoing power of attorney or any of Lender's other rights under this Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

7.6 [Intentionally Omitted].

7.7 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a creditor or other contracting party under under all applicable laws, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

Pacific Mercantile Bank	Loan Agreement

8.       Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“this Agreement”, “the Loan Agreement” and “this Loan Agreement” mean collectively to this Loan Agreement and the Schedule and all exhibits and schedules thereto, as the same may be modified, amended or restated from time to time by a written agreement signed by Borrower and Lender.

“Anti-Terrorism Laws” means (i) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act, as amended by the USA PATRIOT Act, (iii) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), (vi) any law enacted in the United States, Canada or any other jurisdiction in which any Borrower or any of its Subsidiaries operate prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), (vii) the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto, or (viii) any similar laws relating to terrorism or money laundering enacted in the United States, Canada or any other jurisdictions in which Borrower or any of its Subsidiaries operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Business Day” means a day on which Lender is open for business other Saturday, Sunday or Federal holiday.

“Change in Control” means a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Lender in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Compliance Certificates” has the meaning set forth in Section 6 of the Schedule.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Lender or cured within any applicable cure period.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 7.2 above.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

Pacific Mercantile Bank	Loan Agreement

“GAAP” means generally accepted accounting principles consistently applied, as in effect from time to time in the United States.

“Good Faith Business Judgment” means Lender’s business judgment, exercised honestly and in good faith and not arbitrarily.

“Guarantor” means any Person who has guaranteed, or in the future guarantees, any of the Obligations.

“including” means including (but not limited to).

“Indebtedness” means (a) all indebtedness created, assumed or incurred in any manner by Borrower representing money borrowed (including by the issuance of debt securities, notes, bonds debentures or similar instruments), (b) all indebtedness for the deferred purchase price of property or services, (c) the Obligations, (d) obligations and liabilities of any Person secured by a Lien or claim on property owned by Borrower, even though Borrower has not assumed or become liable therefor, (e) obligations and liabilities created or arising under any capital lease or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession or otherwise limited; (f) all obligations of Borrower on or with respect to letters of credit, bankers’ acceptances and other similar extensions of credit whether or not representing obligations for borrowed money; and (g) the amount of any Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other state, federal or other bankruptcy or insolvency law, now or hereafter in effect, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, readjustment of debt, dissolution or liquidation, or other relief.

“Investment” means any beneficial ownership interest in any Person (including stock, securities, partnership interest, limited liability company interest, or other interests), and any loan, advance or capital contribution to any Person, including the creation or capital contribution to a wholly-owned or partially-owned subsidiary)

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement and all other present and future documents, instruments and agreements between Lender and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means a material adverse effect on (i) the operations, business, prospects or financial condition of Borrower, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value of, Borrower’s assets.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether arising under this Agreement, or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower's debts owing to others, and any interest and other obligations that accrue after the commencement of an Insolvency Proceeding), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Overadvance” is defined in Section 1.3.

“Payment” means all checks, wire transfers and other items of payment received by Lender (including payment of the Obligations in full) for credit to Borrower’s outstanding Loans.

“Permitted Indebtedness” means:

(i) the Obligations;

(ii) Subordinated Debt;

(iii) Indebtedness existing on the date hereof in a total principal amount not in excess of $100,000;

(iv) trade payables incurred in the ordinary course of business;

(v) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

Pacific Mercantile Bank	Loan Agreement

(vi) capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $250,000 at any time outstanding, provided the amount of such capitalized leases and purchase money Indebtedness do not exceed, at the time they were incurred, the lesser of the cost or fair market value of the property so leased or financed with such Indebtedness;

(vii) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (iii) through (vi) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower.

“Permitted Investments” means:

(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, Lender’s certificates of deposit maturing no more than one year from the date of investment therein, and Lender’s money market accounts; Investments in regular deposit or checking accounts held with Lender or subject to a control agreement in favor of Lender;

(ii) Investments of a Borrower in another Borrower;

(iii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; and

(iv) ownership interests of Borrower in Single-Purpose Subsidiaries obtained in the ordinary course of business.

“Permitted Liens” means the following:

(i) purchase money security interests in specific items of equipment;

(ii) leases of specific items of equipment;

(iii) Liens for taxes not yet payable;

(iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(v) security interests being terminated substantially concurrently with this Agreement;

(vi) Liens incurred on deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance, social security and other like laws or to secure the performance of statutory obligations, in an aggregate amount not exceeding $50,000 at any time;

(vii) Liens of mechanics, materialmen, workers, repairmen, fillers and common carriers arising by operation of law for amounts that are not yet due and payable or which are being contested in good faith by Borrower by appropriate proceedings, in an aggregate amount not exceeding $25,000 at any time; and

(viii) deposits or pledges of cash to secure leases arising in the ordinary course of business, in an aggregate amount not exceeding $50,000 at any time.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Prime Rate” means the variable rate of interest per annum, shown as the “prime rate” or “bank prime rate”, as published in the Wall Street Journal. If for any reason the Wall Street Journal does not publish a “prime rate” or “bank prime rate”, then the “Prime Rate” shall be such rate as Lender shall select in its Good Faith Business Judgment from time to time, which is reasonably comparable to the “prime rate” or “bank prime rate”, as published in the Wall Street Journal.

“REIT Portfolio Debt Default” means any default or event of default under any documents or agreements evidencing or relating to any Indebtedness for borrowed money owed by any Subsidiary of Borrower.

“Reserves” means, as of any date of determination, such amounts as Lender may from time to time establish and revise in its Good Faith Business Judgment, reducing the amount of Loans, and other financial accommodations which would otherwise be available to Borrower under the lending formulas provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in its Good Faith Business Judgment, do or may adversely affect the assets, business or prospects of Borrower or any Guarantor; or (b) to reflect Lender's good faith belief that any asset or financial information furnished by or on behalf of Borrower or any Guarantor to Lender is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

Pacific Mercantile Bank	Loan Agreement

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a Person named on the OFAC-maintained list of “Specially Designated Nationals” (as defined by OFAC).

“Single-Purpose Subsidiary” means a Subsidiary of Borrower that will only own and operate one income producing commercial, retail, residential or industrial real estate property located within the United States and engage in no other business.

“Subordinated Debt” means unsecured Indebtedness which is on terms acceptable to Lender in its Good Faith Business Judgment, and which is subordinated to the Obligations pursuant to a Subordination Agreement in such form as Lender shall specify in its Good Faith Business Judgment.

“Subsidiary” means, with respect to any Person, a Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Trigger Event” has the meaning set forth in Section 8 of the Schedule hereto.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Wirta Guarantors” means, collectively, Guarantors Raymond E. Wirta and the Wirta Family Trust dated July 5, 1985, as amended August 15, 2006 and April 22, 2016.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9.       GENERAL PROVISIONS.

9.1 Application of Payments. All payments with respect to the Obligations may be applied, and in Lender's Good Faith Business Judgment reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its Good Faith Business Judgment. Lender shall not be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Lender in its Good Faith Business Judgment, and Lender may charge Borrower's loan account for the amount of any item of payment which is returned to Lender unpaid. In computing interest on the Obligations, all Payments will be deemed received when received in immediately available funds, and if such immediately available funds are received after 1:00 PM Pacific Time on any day, they shall be deemed received on the next Business Day.

9.2 Increased Costs and Reduced Return. If Lender shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or governmental authority, or compliance by Lender with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to Lender (whether or not having the force of law) shall (i) subject the Lender to any tax, duty or other charge with respect to this Agreement or any Loan made hereunder, or change the basis of taxation of payments to Lender of any amounts payable hereunder (except for taxes on the overall net income of Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, Lender, or (iii) impose on Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to Lender of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by Lender, then, upon demand by Lender, the Borrower shall pay to Lender such additional amounts as will compensate the Lender for such increased costs or reductions in amount. All amounts payable under this Section shall bear interest from the date of demand by the Lender until payment in full to the Lender at the highest interest rate applicable to the Obligations. A certificate of the Lender claiming compensation under this Section, specifying the event herein above described and the nature of such event shall be submitted by the Lender to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and the Lender's reasons for invoking the provisions of this Section, and the same shall be final and conclusive absent manifest error.

Pacific Mercantile Bank	Loan Agreement

9.3 Charges to Accounts. Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Loan account (in which event they will bear interest at the same rate applicable to the Loans), or any of Borrower’s Deposit Accounts maintained with Lender.

9.4 Monthly Accountings. Lender may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless Borrower notifies Lender in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service (including commercial overnight courier such as FedEx, GSO or UPS) or by Express Mail or by United States certified mail return receipt requested, addressed (i) to Borrower at the address shown in the heading to this Agreement, or (ii) to Lender at the address shown in the heading to this Agreement, or (iii) for either party at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the overnight private delivery service, or two Business Days following the deposit thereof in the Express Mail or United States certified mail, with postage prepaid.

9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.8 Waivers; Indemnity. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, general intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Lender and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Lender and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.9 Liability. NEITHER LENDER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE LIABLE FOR ANY CLAIMS, DEMANDS, LOSSES OR DAMAGES, OF ANY KIND WHATSOEVER, MADE, CLAIMED, INCURRED OR SUFFERED BY BORROWER OR ANY OTHER PARTY THROUGH THE ORDINARY NEGLIGENCE OF LENDER, OR ITS PARENT OR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS, BUT NOTHING HEREIN SHALL RELIEVE LENDER FROM LIABILITY FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NEITHER LENDER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOST PROFITS WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.

Pacific Mercantile Bank	Loan Agreement

9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Lender.

9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

9.12 Attorneys Fees and Costs. Borrower shall reimburse Lender for all reasonable attorneys' and consultant’s fees (including without limitation those of Lender’s outside counsel and in-house counsel, and whether incurred before, during or after an Insolvency Proceeding), and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs Lender incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of any automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of Borrower’s assets or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Lender’s security interest in, collateral (if any); and otherwise represent Lender in any litigation relating to Borrower. If either Lender or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment from the non-prevailing party. All attorneys' fees and costs to which Lender may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall release Borrower from its liability for the Obligations.

9.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.15 Limitation of Actions. Any claim or cause of action by Borrower against Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Lender, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Lender, or on any other person authorized to accept service on behalf of Lender, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Lender in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

9.16 Section Headings; Construction; Signing. Section headings are only used in this Agreement for convenience. Borrower and Lender acknowledge that the headings may not describe completely the subject matter of the applicable section, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise. This Agreement may be executed and delivered by exchanging original signed counterparts, or signed counterparts by facsimile, pdf or other electronic means, or a combination of the foregoing, and this Agreement shall be fully effective if so executed and delivered.

9.17 Public Announcement. Borrower hereby agrees that Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use the Borrower’s name, tradenames and logos.

Pacific Mercantile Bank	Loan Agreement

9.18 Confidentiality. Lender agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by Lender from the Borrower, which indicates that it is confidential or would reasonably be understood to be confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that Lender may disclose such information to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom Lender shall at any time be required to make such disclosure in accordance with applicable law, and provided, that the foregoing provisions shall not apply to disclosures made by Lender in its Good Faith Business Judgment in connection with the enforcement of its rights or remedies after an Event of Default. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of Lender relating to Borrower.

9.19 PATRIOT Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of each Borrower and each of its Subsidiaries and other information that will allow it to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.

9.20 Governing Law; Jurisdiction; Venue. This Agreement and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of California. All disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement or the relationship between Borrower and Lender, and any and all other claims of Borrower against Lender of any kind, shall be brought only in a court located in Orange County, California, and each party consents to the jurisdiction of an such court and the referee referred to in Section 9.21 below, and waives any and all rights the party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens; provided that, notwithstanding the foregoing, nothing herein shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower consents to service of process in any action or proceeding brought against it by Lender, by personal delivery, or by mail addressed as set forth in this Agreement or by any other method permitted by law.

9.21 Dispute Resolution. Any controversy, dispute or claim between the parties based upon, arising out of, or in any way relating to: (i) this Agreement or any supplement or amendment thereto; or (ii) any other present or future instrument or agreement between the parties hereto; or (iii) any breach, conduct, acts or omissions of any of the parties hereto or any of their respective directors, officers, employees, agents, attorneys or any other person affiliated with or representing any of the parties hereto; in each of the foregoing cases, whether sounding in contract or tort or otherwise (a “Dispute”) shall be resolved exclusively by judicial reference in accordance with Sections 638 et seq. of the California Code of Civil Procedure (“CCP”) and Rules 3.900 et seq. of the California Rules of Court (“CRC”), subject to the following terms and conditions. (All references in this section to provisions of the CCP and/or CRC shall be deemed to include any and all successor provisions.)

(a)       The reference shall be a consensual general reference pursuant to CCP Sections 638 and 644(a). Unless the parties otherwise agree in writing, the reference shall be to a single referee. The referee shall be a retired Judge of the Los Angeles County or Orange County Superior Court (“Superior Court”) or a retired Justice of the California Court of Appeal or California Supreme Court. Nothing in this section shall be construed to limit the right of Lender, pending or after the appointment of the referee, to seek and obtain provisional relief from the Superior Court or such referee, or any other court in a jurisdiction in which any collateral is located or having jurisdiction over any collateral, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8).

(b)       Within fifteen (15) days after a party gives written notice in accordance with this Agreement to all other parties to a Dispute that the Dispute exists, all parties to the Dispute shall attempt to agree on the individual to be appointed as referee. If the parties are unable to agree on the individual to be appointed as referee, the referee shall be appointed, upon noticed motion or ex parte application by any party, by the Superior Court in accordance with CCP Section 640, subject to all rights of the parties to challenge or object to the appointment, including without limitation the right to peremptory challenge under CCP Section 170.6. If the referee (or any successor referee) appointed by the Superior Court is unable, or at any time becomes unable, to serve as referee in the Dispute, the Superior Court shall appoint a new referee as agreed to by the parties or, if the parties cannot agree, in accordance with CCP Section 640, which new referee shall then have the same powers, and be subject to the same terms and conditions, as the predecessor referee.

Pacific Mercantile Bank	Loan Agreement

(c)       Venue for all proceedings before the referee, and for any Superior Court proceeding for the appointment of the referee, shall be exclusively within the County of Orange, State of California. The referee shall have the exclusive power to determine whether a Dispute is subject to judicial reference pursuant to this section. Trial, and all proceedings and hearings on dispositive motions, conducted before the referee shall be conducted in the presence of, and shall be transcribed by, a court reporter, unless otherwise agreed in writing by all parties to the proceeding. The referee shall issue a written statement of decision, which shall be subject to objections of the parties pursuant to CRC Rule 3.1590 as if the statement of decision were issued by the Superior Court. The referee’s powers include, in addition to those set forth in CCP Sections 638, et seq., and CRC Rules 3.900 et seq., (i) the power to grant provisional relief, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8), and (ii) the power to hear and resolve all post-trial matters in connection with the Dispute that would otherwise be determined by the Superior Court, including without limitation motions for new trial, reconsideration, to vacate judgment, to stay execution or enforcement, to tax costs, and/or for attorneys’ fees. The parties shall, subject to the referee's power to award costs to the prevailing party, bear equally the costs of the reference proceeding, including without limitation the fees and costs of the referee and the court reporter.

(d)       The parties acknowledge and agree that (i) the referee alone shall determine all issues of fact and/or law in the Dispute, without a jury (subject, however, to the right of a party, pending or after the appointment of the referee, to seek and obtain provisional relief from the Superior Court or such referee, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8)), (ii) the referee does not have the power to empanel a jury, (iii) the Superior Court shall enter judgment on the decision of the referee pursuant to CCP Section 644(a) as if the decision were issued by the Superior Court, (iv) the decision of the referee shall not be subject to review by the Superior Court, and (v) the decision of the referee, once entered as a judgment by the Superior Court, shall be binding, final and conclusive, shall have the full force and effect of a judgment of the Superior Court, and shall be subject to appeal to the same extent as a judgment of the Superior Court.

[Signatures on Next Page]

Pacific Mercantile Bank	Loan Agreement

9.22 Mutual Waiver of Jury Trial. LENDER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.

Borrower:		Lender:

BRIX REIT, INC.		Pacific Mercantile Bank

By:	/s/ RAYMOND J. PACINI	By:	/S/ ROSS MACDONALD
Name:	Raymond J. Pacini	Name:	Ross Macdonald
Title:	CFO	Title:	Senior Vice President

Schedule to

Loan Agreement

Borrowers:	BRIX REIT, INC., a Maryland corporation

Address:	3090 Bristol Street, Suite 550, Costa Mesa, CA 92626

Date:	April 30, 2019

This Schedule forms an integral part of the Loan Agreement between Pacific Mercantile Bank and the above Borrower of even date (the “Loan Agreement”).

1. Credit Limit

(Section 1.1):	An amount not to exceed a total of $5,000,000 at any one time outstanding (the “Credit Limit”). Loans may be borrowed, repaid and reborrowed from time to time (within said Credit Limit) prior to the Maturity Date. There may be more than one Loan outstanding at any one time, subject to the Credit Limit. On the Maturity Date Borrower shall repay all Loans.

Any of the following Authorized Persons may, from time to time, request Loans from Lender (in writing if required by Lender): Aaron S. Halfacre, Raymond J. Pacini, Sandra G. Sciutto and Jean Ho.

Yearly Zero Balance Requirement. During each of Borrower’s fiscal years, Borrower shall maintain a zero ($0.00) outstanding Loan balance for at least thirty (30) consecutive days during such year, and Borrower shall make such payments to Lender as are necessary to meet such requirements.

Pacific Mercantile Bank	Schedule to Loan Agreement

2. Interest.

Interest Rate (Section 1.2):

A rate equal to the Prime Rate in effect from time to time, plus the Applicable Margin (as defined below), provided that the interest rate in effect on any day shall not be less than 5.50% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

As used herein, “Applicable Margin” shall mean 1.00% per annum, provided that, in the event that Borrower fails to maintain its Deposit Accounts with Lender and/or maintain ACH automated payments hereunder, the “Applicable Margin” shall, at the Lenders option, mean 1.25% per annum, for the remaining term of this Agreement.

3. Fees (Section 1.4):

Loan Fee:	No loan fee.

4. Maturity Date

(Section 6.1):	June 11, 2019.

5. Financial Covenants

(Section 5.1):	Borrower shall comply with each of the following covenants:

Guarantors’ Liquidity:	Borrower shall cause the Wirta Guarantors to maintain a combined aggregate value of their unrestricted and unencumbered cash plus unrestricted and unencumbered readily marketable securities, of at least $17,000,000, measured as of the end of each calendar quarter and as calculated by Lender in its Good Faith Business Judgment based upon such Wirta Guarantors’ Liquidity Statements (as defined in Section 6 below). For purposes of clarity, the parties acknowledge and agree that such unrestricted and unencumbered cash is to be net of any outstanding margin loan balance.

Pacific Mercantile Bank	Schedule to Loan Agreement

6. Reporting.

(Section 5.3):

Borrower shall provide Lender with the following, all of which shall be in such form as Lender shall specify:

(a)	Annual financial statements of Borrower, on a consolidated basis, as soon as available, and in any event within 120 days following the end of Borrower's fiscal year, certified by, and with an unqualified opinion of, Squar Milner or other independent certified public accountants reasonably acceptable to Lender (the “Annual Financial Statements”);

(b)	Semi-annual unaudited financial statements of Borrower, on a consolidated basis, that Borrower has filed with the U.S. Securities and Exchange Commission, as soon as available, and in any event within 50 days after June 30 of each year (“Semi-annual Financial Statements”);

(c)	Each of the Annual Financial Statements and Semi-annual Financial Statements shall be accompanied by compliance certificates (“Compliance Certificates”), in such form as Lender shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such period and the date of such Certificate Borrower was in full compliance with all of the terms and conditions of the Loan Agreement, and no Default or Event of Default had occurred, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lender shall request in its Good Faith Business Judgment;

(d)	A report of any REIT Portfolio Debt Default, within three (3) Business Days after Borrower first having knowledge of its occurrence;

(e)	Promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems;

(f)	Such budgets, sales projections, operating plans or other financial information as Lender may reasonably request from time to time; and

(g)	For all Guarantors: (a) their personal financial statements in form and substance acceptable to Lender within 60 days after the end of each calendar year, (b) such asset verifications as Lender shall from time to time request (e.g., liquidity and/or brokerage statements), in form and substance acceptable to Lender (“Liquidity Statements”), within 30 days after the end of each calendar quarter, and (c) copies of their federal tax returns (including any Schedule K-1s and all other schedules), within 15 days after the earlier of the date they are filed or the date they are due (after giving effect to any proper filing deadline extension actually received, a copy of which is provided to Lender).

Pacific Mercantile Bank	Schedule to Loan Agreement

7. Borrower Information:

Borrower represents and warrants to Lender as follows:

(1)	Prior Names and Styles. Further to Section 3.2 of the Loan Agreement, the following are all of Borrower’s prior names, and existing and prior trade names, within the last five years: Borrower was formerly named BRIX STUDENT HOUSING REIT, INC. and RW Holdings STUDENT HOUSING REIT, INC.

(2)	Place of Business. Further to Section 3.3 of the Loan Agreement, in addition to Borrower’s address set forth in the heading to the Loan Agreement, Borrower only has the following places of business as of the date hereof: None.

(3)	Deposit Accounts. Further to Section 3.4 of the Loan Agreement, the following are all of Borrower’s Deposit Accounts as of the date hereof: (i) various accounts at Lender and (ii) the following account at Wells Fargo Bank that is used for investor transactions: No.

8. ADDITIONAL PROVISIONS:

(a)	[Intentionally Omitted].

(b)	Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Lender’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: None. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Lender a subordination agreement on Lender’s standard form.

(c)	Deposit Accounts; Automatic Payments. Concurrently herewith, Borrower shall transfer all of its Deposit Accounts (except for payroll-specific accounts previously approved by Lender) and investment accounts to Lender, and at all times thereafter Borrower shall maintain the foregoing with Lender. Borrower shall (and hereby does) authorize Lender to initiate Automated Clearing House (“ACH”) loan payment transactions and Borrower shall sign documentation prior to or in conjunction with disbursement of Loans hereunder which will authorize Lender’s initiation of ACH debit entries from its operating account to cover all amounts due under this Agreement.

Pacific Mercantile Bank	Schedule to Loan Agreement

(d)	Triggered Guaranties. Concurrently herewith, Borrower shall cause each of the Wirta Guarantors to execute and deliver to Lender a Continuing Guaranty with respect to all of the Obligations, on Lender’s standard form, and certifications of trust or other evidence of authority with respect to the execution and delivery of such Guaranties. Said Guaranties shall provide that the guaranties therein become effective upon the occurrence of any Event of Default (a “Trigger Event”). If after the Guaranties become effective, all Trigger Events are cured to Lender’s satisfaction in its sole discretion, then Lender may, in its discretion, by written notice to the Wirta Guarantors, make the Guaranties ineffective again (subject to again becoming effective upon the occurrence of another Trigger Event). Throughout the term of the Loan Agreement Borrower shall cause such Guaranties to continue in full force and effect.

(e)	Foreign Assets. Borrower represents and warrants that it does not have, and covenants that, during the term of the Loan Agreement, it will not have, any assets located outside the United States.

[Signatures on Next Page]

Pacific Mercantile Bank	Schedule to Loan Agreement

Borrower:		Lender:

BRIX REIT, INC.		Pacific Mercantile Bank

By:	/s/ RAYMOND J. PACINI	By:	/S/ ROSS MACDONALD
Name:	Raymond J. Pacini	Name:	Ross Macdonald
Title:	CFO	Title:	Senior Vice President

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